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                                                                    EXHIBIT 21.1

AMAZON.COM, INC.
LIST OF SUBSIDIARIES


NAME                                  JURISDICTION OF INCORPORATION       PERCENT OWNED
----                                  -----------------------------       -------------
Amazon.co.uk, Ltd.                    United Kingdom                      100%

Internet Movie Database Limited       United Kingdom                      100%

Amazon.de GmbH                        Germany                             100%

Junglee Corp.                         Delaware, USA                       100%

Amazon.com D, Inc.                    Delaware, USA                       100%

PlanetAll.com, Inc.                   Massachusetts, USA                  100%